Exhibit 5
[Letterhead of Torys LLP]

November 6, 2008

OccuLogix, Inc.
2600 Skymark Avenue
Unit 9, Suite 103
Mississauga, Ontario
L4W 5B2

Dear Sirs:

We acted as counsel for OccuLogix, Inc., a Delaware corporation (the “Company’), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed by the Company on this date under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 5,117,005 shares (the “Shares”) of Common Stock, $.001 par value per share, of the Company held by the Selling Stockholders named in the Registration Statement.

In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.  On the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Torys LLP